EXHIBIT 99.1

First Data Names Labry Interim CEO

ATLANTA, Jan. 28, 2013 - First Data Corporation, a global leader in electronic commerce and payment processing, today announced that its Board of Directors has named Ed Labry as interim CEO while it conducts a selection process. On Jan. 11, 2013, the company announced that Jon Judge planned to retire as CEO for health reasons and would serve until a transition was effected.

"As evidenced by appointing Ed Labry president of our North American business in 2011, I have great confidence in Ed's leadership of First Data. Asking him to serve in this capacity makes perfect sense for continuity and stability. Ed's experience and knowledge of the company will maintain its position in a dynamic electronic payments industry," said Judge. "I will give Ed and the Board my continued support and assistance during this interim period."

"Ed Labry has spent almost 30 years of his career in the payments industry and most of that time at First Data or one of its subsidiaries, Concord EFS. He is a natural fit for us as interim CEO and will do an excellent job to ensure that the company remains focused on driving its 2013 objectives," said Board Chairman Joe Forehand. "This also allows Jon the time to focus on his health and well-being."

"I'm grateful for the opportunity to lead First Data and want to thank our Chairman and Board of Directors," said Labry. "First Data is absolutely in the right place at the right time to capitalize on the rapid evolution occurring within the payments industry. We have made solid progress over the past two years under Jon's leadership. We will continue to improve our business practices and structures with a laser focus on serving our customers."

Around the world, every second of every day, First Data makes payment transactions secure, fast and easy for merchants, financial institutions and their customers. First Data leverages its vast product portfolio and expertise to drive customer revenue and profitability. Whether the choice of payment is by debit or credit card, gift card, check or mobile phone, online or at the checkout counter, First Data takes every opportunity to go beyond the transaction.

Contact

Chip Swearngan, First Data

404-890-3000

chip.swearngan@firstdata.com